American Medical Alert Corp. and Health Hero Network Announce Exclusive
  Strategic Alliance to develop an Enhanced Personal Emergency Response System
             Single Appliance Combines Interactive Safety Features,
             Medication Compliance and Disease Management Monitoring

Oceanside, NY and Mountain View, CA - November 5, 2001, - American Medical Alert Corp. (Nasdaq: AMAC), a leading provider of Personal Emergency Response Systems
(PERS) and 24-hour monitoring services, and Health Hero Network, Inc., the developer of an award winning, internet based, technology for remote patient monitoring and disease management, today announced an exclusive strategic alliance to develop and market an interactive based monitoring system combining AMAC's emergency response technology with Health Hero's technology platform. Marketed under AMAC's H-LINK(TM) service line, this system is expected to yield improved clinical outcomes and reduce the overall cost of home healthcare. AMAC and Health Hero Network intend to leverage each other's core competencies to deliver a comprehensive solution for emergency response and disease management monitoring. This new integrated appliance is expected to enhance adherence to recognized standards of care and to facilitate effective communication between patients, care coordinators, and providers.

The integration of the two technologies is expected to begin immediately. AMAC and Health Hero Network also anticipate expanding the applications of this new monitoring product to include such services as home care personnel tracking, vital sign monitoring and data relay to the healthcare provider through AMAC's monitoring center.

The new product offering is expected to facilitate growth in market share for both companies by capturing new users and converting existing customers to the new platform. The new PERS monitoring unit, with its more robust functionality and disease management program, should enable AMAC to significantly expand its presence in the Home Care, Hospital and Managed Care marketplaces where the demand for disease management services is increasing rapidly.


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The alliance will blend AMAC's flagship VoiceCare(R) personal emergency response system, which includes its 24/7 monitoring center platform currently utilized by hospitals, homecare agencies and healthcare professionals, and the Health Hero technology platform currently utilized by leading medical centers for more than a dozen chronic diseases, including heart failure, coronary artery disease, diabetes, asthma, chronic obstructive pulmonary disease, and depression. The Health Hero platform includes the Health Buddy(R), a convenient and simple communications device that keeps patients connected to their professional caregivers, and the iCare Desktop(TM), a web-based application that enables health care providers to monitor and manage patient care through access to a secure data center.

"AMAC realizes the value of proactive health management and the impact it can have on improving health outcomes. By aligning AMAC's technology and market position in the PERS industry with Health Hero's award winning and clinically proven remote patient monitoring system, we can offer healthcare providers a comprehensive solution to patient management," said Howard M. Siegel, President and CEO of AMAC. "Our new integrated system will be designed to give patients immediate access to caregivers while enabling providers with the ability to monitor, identify and implement appropriate clinical interventions in a real time environment."

"Technology should not be for technology's sake, it should provide a solution to a need," said John Ariatti, President of Health Hero Network. "A chronically ill patient will have one system that will combine Health Hero's proven and effective care management system along with the assurance of around the clock emergency response when needed."

This exclusive strategic alliance agreement has certain development and financing requirements to be met over the next 90 days. The agreement has a minimum five year term. AMAC's exclusivity is subject to achievement of certain sales milestones during the term of the agreement.

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ABOUT AMERICAN MEDICAL ALERT CORP.
AMAC is a leading provider of medical response and 24-hour on-call-monitoring services to assist the healthcare community in providing at-risk patients with instant access to assistance from trained professionals. AMAC is vertically integrated with involvement in all phases of service delivery including product design and development, manufacturing and testing, field service and 24-hour monitoring.

The H-LINK(TM) service platform has enabled AMAC to begin its transformation from a single product and service line to a comprehensive portfolio of personal health appliances and communication services that meet the growing needs of patients and providers.

ABOUT HEALTH HERO NETWORK
Health Hero Network, Inc. (HHN), based in Mountain View, California, develops and markets the industry leading technology platform for remote patient communications, monitoring, and care management. The Health Hero(R) platform includes a technology platform for remote patient monitoring and internet-based care management and research application services. The Health Hero(R) solution consists of web-based tools for caregivers and the Health Buddy(R) appliance, iCare Desktop(TM), a web based patient management application for health care professionals, patient interfaces such as the Health Buddy(R) appliance, a secure data center acting as the repository for application services and collected data, and content for over a dozen major chronic diseases. HHN licenses its platform to medical technology and services companies seeking a technology blueprint proven to enable better chronic care with lower costs to the healthcare system. HHN technology is protected by over 40 issued U.S. patents. For more information about Health Hero(R), visit www.healthhero.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward looking statements are set forth in AMAC's filings with the Securities and Exchange Commission (SEC), including AMAC's Annual Report on Form 10-KSB, it's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to competition, technological development, and trademarks.


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Contact:
American Medical Alert Corp.
Randi Baldwin, Director of Marketing
Tel: 516.536.5850
Email: randi.baldwin@amacalert.com
Web Site - http://www.amacalert.com


Health Hero Network, Inc.
Kirsten Dryden, Senior  Product Marketing Manager
(650) 559-1000
kdryden@healthhero.com


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